                                                            FOR IMMEDIATE RELEASE

                                                            August 1, 2012

Norfolk Southern names Rathbone and Squires to new responsibilities

NORFOLK, VA. - Norfolk Southern Corp. (NYSE: NSC) announced two personnel changes to broaden the experience of its senior management team.

            Effective today, John P. Rathbone is named executive vice president finance and chief financial officer, and James A. Squires is named executive vice president administration.   Previously their roles were reversed.

            "Norfolk Southern's experienced senior leadership team is a key strength," said CEO Wick Moorman. "Jim and John are acknowledged industry leaders in their fields. In their new positions, they'll bring insight and energy in continuing to move Norfolk Southern forward."

            Rathbone joined Norfolk Southern in 1981 and served in several auditing positions before being named vice president and controller in 1992, senior vice president and controller in 2000, and executive vice president administration in 2004. A native of Alexandria, Va., he earned a degree from Virginia Tech.

            Squires joined Norfolk Southern in 1992 and served in several law positions before being named vice president law in 2003, senior vice president law in 2004, senior vice president financial planning in 2006, and executive vice president finance in 2007. A native of Hollis, N.H., he earned degrees from Amherst College and the University of Chicago.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown , 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)